Exhibit 10.26

RESTRICTED STOCK UNIT AWARD AGREEMENT

Amended & restated

PRAIRIE OPERATING CO.

LONG TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of the [●] day of [●], [●] (the “Date of Grant”), by Prairie Operating Co., a Delaware corporation (“Company”), to [●] (“Employee”).

1. Award. Company hereby grants Employee an award (this “Award”) of [●] Restricted Stock Units (the “Restricted Stock Units”), which has been granted in an amount determined in contemplation of a reverse Stock split of the Company’s common stock such that the Restricted Stock Units shall not be subject to further adjustment pursuant to Section 8(c)(ii) of the Plan (defined below) in the event the Company shall consolidate as a whole by reverse Stock split. Each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock, par value $0.01, of the Company (the “Stock”), plus an additional amount pursuant to Section 4, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Amended & Restated Long Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Employee acknowledges and agrees that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Cause” means “Cause” as defined in the employment agreement between Employee and Company or one of its Affiliates, or if “Cause” is not defined in such employment agreement or in the absence of such employment agreement, “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee or its delegate: (i) Employee’s willful or continued failure to perform his or her duties; (ii) Employee’s willful failure to comply with any valid and legal directive of the Board, [the President or the CEO]; (iii) Employee’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or any of its Affiliates; (iv) Employee’s embezzlement, misappropriation of funds, or fraud with respect to the Company or any of its Affiliates; (v) Employee’s conviction of. or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) Employee’s material violation of the Company’s written policies or code of conduct; or (vii) Employee’s material breach of any obligation under this Agreement or any other written agreement between Employee and the Company or its Affiliates.

Restricted Stock Unit Award Agreement (2023 Awards)	Page 1 of 9	Date of Grant: [●] [EMPLOYEE NAME]

(b) “Change of Control Period” means the 24-month period beginning on the date on which occurs a Change of Control.

(c) “Disability” means “Disability” as defined in the employment agreement between Employee and Company, or if “Disability” is not defined in such employment agreement or in the absence of such employment agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity necessary to perform his or her duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests as may be made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician selected by the Company.

(d) “Good Reason” means “Good Reason” as defined in the employment agreement between Employee and Company or one of its Affiliates, or if “Good Reason” is not defined in such employment agreement or in the absence of such employment agreement, “Good Reason” means any of the following, but only if occurring without Employee’s written consent: (i) a material diminution in Employee’s base salary or target bonus opportunity (other than a general reduction that in salary or target bonus opportunity, as applicable, that affects all similarly situated employees in substantially the same proportions); (ii) a material diminution in Employee’s authority, duties, or responsibilities (other than temporarily, while Employee is physically or mentally incapacitated or as required by applicable law); or (iii) the relocation of Employee’s principal office to an area more than fifty (50) miles from its location immediately prior to such relocation; provided, however, that Good Reason shall not occur unless (x) Employee has provided written notice to the Company of the existence of the circumstances providing grounds for Good Reason within forty-five (45) days of the initial existence of such grounds, (y) the Company or applicable Affiliate has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and (z) Employee terminates employment for Good Reason within 90 days after the first occurrence of the applicable grounds.

(e) “Involuntary Termination” means a termination of Employee’s employment by the Company and its Affiliates without Cause, or Employee’s voluntary termination of employment with the Company and each of its Affiliates for Good Reason.

3. No Stockholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights of a stockholder of the Company before the date shares of Stock are actually issued to Employee in settlement of the Award. Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 5 or 6.

4. Dividend Equivalents. If the Company declares and pays an ordinary cash dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, Employee holds unvested Restricted Stock Units granted pursuant to this Agreement, the Company shall pay to Employee an amount in cash equal to the ordinary cash dividends Employee would have received if he or she were the beneficial owner, as of such record date, of a number of shares of Stock equal to such number of unvested Restricted Stock Units. The Company will make such payment to Employee as soon as practicable following the date the Company pays such dividend, but in no event more than thirty (30) calendar days following such date.

Restricted Stock Unit Award Agreement (2023 Awards)	Page 2 of 9	Date of Grant: [●] [EMPLOYEE NAME]

5. Vesting of Restricted Stock Units. Subject to Section 6 below, the Restricted Stock Units will vest in [__________] installments beginning on the [___________] (the date on which an installment vests, a “Vesting Date”); provided, that, Employee is continuously employed by the Company or an Affiliate from the Date of Grant through the applicable Vesting Date. Except as otherwise provided in Section 6 below, (a) Employee’s employment with the Company and its Affiliates for only a portion of the applicable vesting period for the Restricted Stock Units, even if a substantial portion, will not entitle Employee to any proportionate vesting, and (b) all Restricted Stock Units that are unvested as of the date of Employee’s termination of employment shall immediately terminate and Employee will have no further rights to such unvested Restricted Stock Units or the underlying shares of Stock. Any vested Restricted Stock Units that are vested as of the date on which Employee’s employment with the Company and its Affiliates terminates shall be settled in accordance with Section 7.

6. Termination of Employment; Change of Control.

(a) Death or Disability. If Employee’s employment with the Company and its Affiliates terminates due to Employee’s death or Disability, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest.

(b) Normal Retirement. If Employee’s employment with the Company and each of its Affiliates terminates due to Employee’s retirement at or after having attained age 65, other than a termination by the Company or an Affiliate for Cause, a termination by Employee at a time that Cause exists, or a termination due to Employee’s death or Disability, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately vest and the shares of Stock issuable to Employee in settlement of such Restricted Stock Units shall be issued to Employee within ninety (90) calendar days following the Vesting Date(s) on which such Restricted Stock Units would have vested in accordance with Section 5 had Employee remained continuously employed by the Company or an Affiliate from the date of this Agreement through such Vesting Date(s).

(c) Involuntary Termination Outside of Change of Control Period. If Employee incurs an Involuntary Termination outside of a Change of Control Period, then a number of Restricted Stock Units shall immediately and fully vest such that the number of vested Restricted Stock Units subject to this Award as of immediately following Employee’s termination of employment will be equal to the product of (i) the total number of Restricted Stock Units subject to this Award, times (ii) a fraction, the numerator of which is the number of full calendar months that have elapsed since the Date of Grant (counting the month in which Employee’s termination of employment occurs as a full calendar month for this purpose), and the denominator of which is thirty-six (36).

Restricted Stock Unit Award Agreement (2023 Awards)	Page 3 of 9	Date of Grant: [●] [EMPLOYEE NAME]

(d) Involuntary Termination During Change of Control Period. If Employee incurs an Involuntary Termination during a Change of Control Period, then all of the Restricted Stock Units subject to this Award shall immediately and fully vest.

(e) Change of Control. Upon a Change of Control that involves a merger, reclassification, reorganization, or other similar transaction in which the surviving entity, Company’s successor, or the direct or indirect parent of the surviving entity or Company’s successor (the “Successor Entity”), fails to assume this Award or substitute this Award with a substantially equivalent award, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest.

7. Settlement of Vested Restricted Stock Units.

(a) General. As soon as administratively practicable following the vesting of Restricted Stock Units pursuant to Section 5, but in no event later than sixty (60) calendar days after such vesting date, the Company shall deliver to Employee the number of shares of Stock equal to the number of Restricted Stock Units subject to this Agreement. All shares of Stock issued hereunder shall be delivered either by entering such shares in book entry form with the Company’s transfer agent and registered in the name of Employee or his or her beneficiary, as the case may be. The value of Shares shall not bear any interest owing to the passage of time obligation of any kind.

(b) Retirement. A share of Stock issuable with respect to a Restricted Stock Unit that vests as a result of Employee’s retirement in accordance with Section 6(b) shall be issued to Employee or his or her beneficiary, as the case may be, as soon as practicable following the Vesting Date on which such Restricted Stock Unit would have vested as provided in Section 5 had Employee remained continuously employed by the Company or an Affiliate from the date of this Agreement through such Vesting Date.

(c) Transfer of Shares. Any shares of Stock issued pursuant to this Agreement shall be in book entry form registered in the name of Employee or his or her beneficiary, as the case may be. The value of any fractional vested Restricted Stock Units shall be paid in cash at the time the Stock is issued to Employee in connection with the settlement of the vested Restricted Stock Units. The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock. The value of such shares of Stock shall not bear any interest owing to the passage of time.

8. Nontransferability of Awards. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Employee’s death, any shares of Stock issuable to Employee in respect of then-outstanding Restricted Stock Units will be issued to Employee’s legal representative within ninety (90) calendar days following Employee’s death.

Restricted Stock Unit Award Agreement (2023 Awards)	Page 4 of 9	Date of Grant: [●] [EMPLOYEE NAME]

9. Beneficiary Designation. Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder to Employee following Employee’s death at the time specified in Section 8. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during Employee’s lifetime. In the absence of any such effective designation, shares of Stock issuable in connection with Employee’s death shall be paid to Employee’s surviving spouse, if any, or otherwise to Employee’s estate.

10. Adjustments in Respect of Restricted Stock Units. In the event there is any change in the Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, or otherwise, and except as otherwise provided in Section 1, the number of shares associated with the Award of Restricted Stock Units subject to this Agreement shall be adjusted in the manner consistent with the adjustment provisions provided in Section 8 of the Plan.

11. Effect of Settlement. Upon issuance of a share of Stock in settlement of a Restricted Stock Unit, such Restricted Stock Unit shall be cancelled and terminated.

12. Recoupment. Notwithstanding any other provision herein, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board of the Directors of the Company (the “Board”) from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

13. Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. No Right to Continued Employment, Service or Awards. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or any Affiliate of the Company or interfere in any way with the rights of the Company or any Affiliate of the Company to terminate Employee’s employment at any time. The grant of the Restricted Stock Units is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

15. No Liability for Good Faith Determinations. Neither the Company nor the members of the Committee and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16. No Guarantee of Interests. The Committee and the Company do not guarantee the Stock from loss or depreciation.

Restricted Stock Unit Award Agreement (2023 Awards)	Page 5 of 9	Date of Grant: [●] [EMPLOYEE NAME]

17. Company Records. Records of the Company or its Affiliates regarding Employee’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder unless determined by the Committee to be incorrect.

18. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

19. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. Company or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

Company and Employee agree that any notices shall be given to the Company or to Employee at the following addresses:

Company:	Prairie Operating Co.
Attn: General Counsel
602 Sawyer Street
Suite 710
Houston, Texas 77007

Employee:	At Employee’s current address as shown in Company’s records.

20. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

21. Successor. This Agreement shall be binding upon Employee, Employee’s legal representatives, heirs, legatees, and distributees, and upon Company, its successors, and assigns.

22. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

23. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

Restricted Stock Unit Award Agreement (2023 Awards)	Page 6 of 9	Date of Grant: [●] [EMPLOYEE NAME]

24. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee, or to Employee’s legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. Company may require Employee or Employee’s legal representative, heir, legatee, or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

25. Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits Employee has accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

26. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

27. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

28. Tax Withholding. To the extent that the receipt, vesting, or settlement of this Award results in compensation income or wages to Employee for federal, state, local, and/or foreign tax purposes, Employee shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, net early settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement, net early settlement, or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Employee acknowledges that there may be adverse tax consequences upon the receipt, vesting, or settlement of this Award or disposition of the underlying shares and that Employee has been advised, and hereby is advised, to consult a tax advisor. Employee represents that they are in no manner relying on the Board, the Committee, the Company or any of its Affiliates, or any of their respective managers, directors, officers, employees, or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders, and financial representatives) for tax advice or an assessment of such tax consequences.

Restricted Stock Unit Award Agreement (2023 Awards)	Page 7 of 9	Date of Grant: [●] [EMPLOYEE NAME]

29. Agreement Respecting Securities Act of 1933. Employee represents and agrees that Employee will not sell the Stock that may be issued to Employee pursuant to Employee’s Restricted Stock Units except pursuant to an effective registration statement under the Securities Act of 1933 (the “1933 Act”) or pursuant to an exemption from registration under the 1933 Act (including Rule 144 promulgated under the 1933 Act).

30. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Restricted Stock Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

31. Electronic Delivery and Acknowledgement. By Employee’s acceptance of this award, Employee is acknowledging that he or she has received and read, understands, and accepts all the terms, conditions, and restrictions of this Agreement and the Plan. Company may, in its sole discretion, deliver any documents related to this award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports, and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this award and the Plan. By Employee’s acceptance of the Award represented by this Agreement, Employee consents to receive such documents by electronic delivery and to the engagement of any such third party.

[Signature page follows.]

Restricted Stock Unit Award Agreement (2023 Awards)	Page 8 of 9	Date of Grant: [●] [EMPLOYEE NAME]

IN WITNESS WHEREOF, Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, each effective as of the date first above written.

Prairie Operating Co.

By:
Name:
Title:

EMPLOYEE:

[●]

Restricted Stock Unit Award Agreement (2023 Awards)	Page 9 of 9	Date of Grant: [●] [EMPLOYEE NAME]